Mercantile Mutual Funds, Inc.
                                 ("Registrant")
                                   Form N-SAR
                                File No. 811-3567
                 For the Semi-Annual Period Ended April 30, 2001


Exhibit Index

Sub-Item 77C:         Submission of matters to a vote of security holders.

--------------------------------------------------------------------------------

Sub-Item 77C:         Submission of matters to a vote of security holders.

     At a special meeting of shareholders of the Registrant held on November 24, 2000, the shareholders of each of the Registrant's portfolios voted on a proposal to approve an Agreement and Plan of Reorganization providing for the transfer of substantially all of the assets and liabilities of each of the Registrant's portfolios to corresponding portfolios of Firstar Funds, Inc. ("Firstar Funds") in exchange for shares of such Firstar Funds in a tax-free reorganization. The results of the shareholder meeting are as follows:

Fund                                            For                Against
----                                            ---                -------
U.S. Government Securities Portfolio          5,930,865             6,900
Government & Corporate Bond Portfolio        12,557,196            12,048
Missouri Tax-Exempt Bond Portfolio           11,163,526             7,373
National Municipal Bond Portfolio            25,684,281             9,156
Equity Income Portfolio                       7,797,463               697
Small Cap Equity Portfolio                    7,363,438             5,335
Small Cap Equity Index Portfolio              6,411,707                 0
International Equity Portfolio                8,896,307             3,304


     No action was taken with respect to the Conning Money Market Portfolio because that portfolio was unable to achieve a quorum at the meeting.